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                                                                   EXHIBIT 10.26

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED MATERIALS ARE INDICATED BY THE FOLLOWING NOTATION: [OMITTED MATERIAL]


                     MANUFACTURERS REPRESENTATIVE AGREEMENT


This Agreement made and entered into this 30th day of July 2000, by and between Eagle Test Systems, Inc. of 620 S. Butterfield Rd., Mundelein, Illinois, U.S.A. (hereafter ETS) principle/manufacturer, and Representative, Hypersonic, Inc., located at no. 227-2, Sec. 2 Chung-Hwa Rd., Chung-Li, Tao Yuan, 32051 Taiwan R.O.C. (hereafter Representative). In consideration of the mutual covenants contained herein, the parties agree as follows:


                                   DEFINITIONS

a) Products means the hardware products manufactured and/or furnished by ETS which shall be sold by ETS to customer as described in Appendix A.

b) Software means the computer software that shall be licensed by ETS to representative as described in Appendix B.

c) Third Party Software means the computer software furnished by ETS but owned by someone other than ETS.

d) Documentation means the documents that describe the general functional capabilities, limitations, and operating requirements of the Software.

e) Updates means the updates, modifications, improvements, and enhancements of the Software.

f) Spare Parts means hardware normally sold as line items per published price list, or modules, fuses, or relays as would be found in an ETS spares kit.


                                 REPRESENTATIVE

ETS hereby appoints representative in the territory known as Taiwan, R.O.C. for products listed in Appendix A. The list of Products as set forth in Appendix A may be abandoned or added to in writing by ETS.


                                RESPONSIBILITIES

ETS RESPONSIBILITIES

(i) ETS agrees to make every reasonable effort too manufacture quantities of the Products sufficient to meet the resale requirements of representative.



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(ii) ETS agrees to supply Software by appropriate media, such as magnetic tape or Compact Disk, and the users manuals and Documentation thereof upon acceptance of the order from representative.

(iii) ETS agrees to supply Updates from time to time as they become available to ETS.

(iv) ETS agrees to provide reasonable amounts of technical assistance to representative in a manner deemed appropriate by both parties.

(v) ETS shall make spare parts of the Products available to representative for a period of one year from the last date of shipment of such model at then current prices, notwithstanding termination of this agreement. It is general ETS policy to provide to Customers (non-representatives) availability of spare parts for a period of ten years from date of purchase.


                                    WARRANTY

(i)      Product Warranty

ETS shall warrant its New Products to be free from defects caused by faulty materials or poor workmanship and to conform to specifications furnished or approved by ETS for a period of (1) one year from date of shipment to representative. ETS liability under this warranty is limited to correcting the errors, replacing or making refund payment at its option and expense for any Products which are returned by representative.

(ii)     Software Warranty

ETS warrants the Software and Updates to conform to documents furnished or approved by ETS for (1) one year from date of shipment to representative. ETS liability under this warranty is limited to correcting the errors, replacing or making refund payment at its option and expense for any Software or Updates which are returned by representative.

(iii) ETS agrees to indemnify and hold harmless representative and its customers from and against all damages and costs, including reasonable legal fees, which may be assessed against representative or its customers in any claim by third parties alleging unlawful acts or omissions to act where the alleged liability of representative or its customers arises by reason of the use or sale of any item delivered to representative or its customers provided that representative or its customers give ETS prompt, written notice of all such claims or actions, and an opportunity to elect to take over, settle, or defend the same through consul of its own choice and under its sole discretion and at its own expense, and will make available to ETS all defenses against such claims, known or available to representative or its customers.

(iv) The foregoing warranties are in lieu of all other warranties, expressed or implied, including any and all warranties of merchantability and fitness for a particular use. In no event shall ETS be liable for special or consequential damages.



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                       (c) REPRESENTATIVE RESPONSIBILITIES

(i) As representatives, representative will be responsible for identifying customers/prospects, making product presentations, providing contact between ETS and the customer/prospect in a timely manner, all at representatives own expense. The representative will make available an adequate number of trained staff to meet these responsibilities, including a person trained in performing equipment diagnostics, field service (at board replacement level) and system setup. Representative, must make this support available to customers after warranty, at a then reasonable charge. representative will use its best efforts to promote marketing of the Products.

(ii) Representative agrees to maintain in effect at all times during this agreement the necessary registrations with any and all governmental agencies, commercial registries, and other offices as may be required under local law so as to properly conduct commercial business in the area.

(iii) Representative agrees to maintain an inventory of spare parts for Products in a quantity sufficient to meet the demands of its customers according to reasonable recommendations made by ETS. Representative may purchase these spare parts at a [OMITTED MATERIAL] discount from then current published prices.

Representative will maintain records of inventory of the spare parts on hand and provide the same to ETS, on request, at reasonable intervals.

(iv) Representative must abide by the appropriate software license agreements related to Third Party Software as provided by ETS. No other license of Third Party Software is stated or implied.

(v) Representative will obtain a sublicense agreement in English language with the customer prior to delivery of the Software or Updates to its customers. Such sublicense agreement shall have substantially the same meanings of the terms of ETS Software License Agreement as furnished by ETS.

(vi) Representative will hold in confidence during the term of this agreement and for one year thereafter, any and all information of a confidential nature regarding ETS business or affairs, including all data and information related to software and updates.

All such confidential information of tangible nature shall be marked "Confidential". Confidential information of an intangible nature will be indicated in certain other appropriate manner.

Information shall not be considered confidential if:

1) Already known generally to the public.

2) Information which becomes generally available to the public through no fault of representative or was previously known to representative.

3) Information independently developed by representative independently and without the aid of information disclosed by ETS.


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4) Information which lawfully becomes known to representative through a third party.

(vii) Representative will refrain from engaging in the sale, marketing, service, or having business relationships with any company or groups competing products.


                             MUTUAL RESPONSIBILITIES

(i) ETS agrees to participate in direct customer sales and training seminars in the geographic area and/or the USA. The cost of visits either by ETS to representative or representative to ETS will be the responsibility of the traveling party unless otherwise agreed to in writing prior to the trip. While at the Eagle facilities, Eagle will provide lodging for the representative at no cost.

(ii) ETS agrees to provide technical training to representative staff at ETS Mundelein. The cost of travel for representative personnel will be the responsibility of representative. The cost of providing the facilities, staff and lodging for the representative for said training will be the responsibility of ETS.

If termination action is originated by ETS, then ETS will allow representative to return spare parts or demonstration equipment and receive a refund of monies paid according to the following plan:


                               [OMITTED MATERIAL]


                         COMPENSATION AND PAYMENT TERMS

                       ORDERS PLACED BY CUSTOMERS ON EAGLE

a) For orders placed by the end user/customer directly on ETS from the representative s region, the representative will receive a sales commission. of [OMITTED MATERIAL]% of the net order. Non-commissionable items are excluded from commission (not including freight, taxes, C.O.D. charges, or duty)

b) ETS will pay a Service Commission to Representative equal to [OMITTED MATERIAL]% of commissionable items for systems/products covered in paragraph a). This service commission is provided as compensation for the Representative providing service to the customer during the original warranty period. It is paid at the same time as the sales commission is paid. The Representative agrees to provide trained service staff (training provided for no charge (travel and lodging not included) at ETS factory).

If Representative requires the assistance of Eagle personnel to install systems, then Representative will cover all transportation, lodging and meals for these personnel. This action activates if problems are unresolved after 3 working days.




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                            PAYMENT TO REPRESENTATIVE

Orders placed on Eagle Test Systems, Inc. will provide commission to representative within [OMITTED MATERIAL] Days of receipt of each payment by ETS from the customer. Eagle have to refund or credit any payment, then the Representative's compensation will be adjusted accordingly.

    SERVICE SUPPORT COMPENSATIONS FOR PRODUCTS TRANSFERRED INTO THE REGIONS
             BY THE CUSTOMER IN ANOTHER REGION-(SERVICE COMMISSION)

If a system is purchased from ETS by the customer in another region and directly shipped to the Representative's region, then the Representative will receive compensation of [OMITTED MATERIAL]% of the net order (less other commissions paid). Under no circumstances is any sales commission due Representative for equipment ordered and delivered in another territory. If ETS systems are shipped by third parties, then ETS, at its discretion, may choose to have Representative provide service for the remainder of the warranty, at an annual fee of [OMITTED MATERIAL]% of the original system cost pro-rated for the remaining term of the warranty.

ETS will furnish representative at least thirty (30) day written notice of any price changes made by ETS.

ORDERS are considered valid when accepted by ETS, in writing.

All shipment will be EX-WORKS Manufacturer's factory in Mundelein, IL. ETS shall retain title to all Software and Updates at anytime.


              ORDERS PLACED BY CUSTOMERS ON EAGLE-PAYMENT TO EAGLE

(i) Payment shall be made in such a way as to guarantee a minimum payment of 80% of total order value at the time of shipment. This can be arranged through a secured letter of credit or other proper customary methodology. The balance of the order can be determined by linkage to a set of mutually agreeable and measurable acceptance criteria.

(ii) Customer shall be responsible for any and all duties, customs , and taxes imposed by the Applicable Government (exclusive of U.S.A.) or any municipality, county, or prefecture thereof.


                    ORDERS PLACED BY REPRESENTATIVE ON EAGLE

(i) Orders placed by Representative on Eagle will receive a discount of [OMITTED MATERIAL] from present list pricing.

(ii) Payment shall be [OMITTED MATERIAL] at time of order, [OMITTED MATERIAL] at time of shipment, balance thirty(30) days after invoice date by cash remittance in U.S. dollars by cable.

(iii) Representative shall be responsible for any and all duties, customs , and taxes imposed by the Applicable Government (exclusive of U.S.A.) or any municipality, county, or prefecture thereof


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                                 GENERAL ISSUES

Advertising

ETS shall supply free of charge, reasonable quantities of catalogs, brochures, and the like. Demonstration Bonus

ETS will allow The representative to purchase one demonstration system per year at an additional discount of [OMITTED MATERIAL] on SYSTEMS. Demonstration equipment must remain on representative PREMISES for a period of six months after delivery.


                             RELATIONSHIP OF PARTIES

The relationship between ETS and representative is that of seller and buyer. Unless so authorized in writing, neither party shall have the right to assume, create responsibility, expressed or implied, on behalf of the other party, or to bind the other party in any manner whatsoever. Neither party shall accept payment on behalf of the other. Neither party shall be considered an employee or agent for any purpose. Representative shall not engage in activities which might cause ETS to be deemed to be doing business in the territory for any purpose.


                                  RESTRICTIONS

Representative shall refrain from doing any of the following without ETS written consent:

1) Removing, altering, defacing any ETS label, legend, tag, serial number, notice, trademark, patent number from any ETS product, container, or package.

2) Using any ETS intellectual property, trademark, or trade name, except to the extent necessary to effect representatives obligations to promote or sell Product in the area.

3) Affixing any representatives own identifying marks, symbols, trademarks, or legends to any product of ETS, or any action which may be detrimental to ETS Proprietary interests in identifying marks, symbols, trademarks, or legends or other intellectual property rights.

4) Disclosing to any third party proprietary information relating to ETS products which representative gained as a result of this relationship with ETS.

5) Engaging in any trade practice that would injure the reputation of ETS or its products.

6) Promoting or selling any products in this territory deemed directly competitive with ETS products

7) Making any warranties on behalf of ETS which exceed those of ETS as part of the sale of Product to representative Customer.



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                                   TERMINATION

a) This agreement may be terminated on ninety (90) days written notice by either party during the first year, one hundred twenty days during the second year, and one hundred fifty days in subsequent years, reason need not be given.

b) In the event of a breach of any material provision of this agreement it may be terminated upon written notice by either party. The notice must specify the breach upon which termination is based.

c) Upon termination of this agreement, it shall be understood that the representative no longer has the right to act as such, however, representative may continue selling any items in inventory at the time of termination

d) In the event either party becomes insolvent, bankrupt, or court proceedings are initiated relating to such parties financial instability, this agreement terminates automatically. Should representative assign this agreement or any of its obligations without prior written consent of ETS, this agreement terminates automatically.

e) Upon termination of this agreement, representative shall pursuant to ETS instructions, return to ETS, all Software, Updates, and Documentation, and all copies thereof, in representative's possession at time of termination, save one copy of each to the extent that it is required for customer service provided by representative after termination.

f) Neither ETS nor representative shall by reason of the termination, be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales, or on account of expenditures, investments, leases or commitments made in connection with this agreement. Notwithstanding the foregoing, nothing contained in this paragraph shall be deemed to limit or otherwise restrict either parties right to recover damages for the other parties breach of any provisions of this agreement.


                                   ASSIGNMENT

Both parties may not assign or otherwise transfer any right, title, interest or obligation hereunder to a successor, affiliate, or subsidiary without the express written consent of the other. This agreement shall inure to the benefit of such assignees, transferees, or other successors in the event of an assignment consistent with the provisions of this agreement.


                                  FORCE MAJUERE

Neither party shall be liable for any breach of this agreement occasioned by an act of God, labor dispute, unavailable transportation, goods or services, governmental restrictions, war or other hostilities, or cause beyond the control of such party. In the event of delay attributable to such causes, the period for performance of the obligation shall be extended for a period equal to the delay.



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A delay beyond 180 days allows either party to terminate this agreement effective immediately on written notice, stating the termination cause.


                                     NOTICES

Notice shall be deemed effectively given only when delivered personally to an officer of the party or sent by FAX and confirmed by registered mail addressed to an officer at the appropriate address for the receipt of such notice:

Eagle Test Systems, Inc.
1353 Armour Blvd.
Mundelein, IL  60060 U.S.A.
representative:
Hypersonic, Inc.,
No. 227-2, Sec.2 Chung-Hwa Rd.
Chung-Li, Tao Yuan
32051 Taiwan R.O.C.


                                    CONFLICTS

Should any conflicts arise concerning this agreement which cannot be resolved by mutual agreement, action may be brought to resolve the conflict according to the laws of the State of Illinois, U.S.A.


                                     WAIVER

No waiver by either party of any term or condition of this agreement shall constitute a waiver of any other term or condition or subsequent condition.


                                ENTIRE AGREEMENT

Representative acknowledges this agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements between them. Any amendment to this agreement must be authorized in writing by qualified officers of both parties.


By: /s/ Norman Lin                                By: /s/ Len Foxman
   ---------------------------------------           ---------------
Norman Lin(Print name)                            Len Foxman
Managing Director (Title)                         President

Hypersonic, Inc.                                  Eagle Test Systems, Inc.
DATE: August 9, 2000                              DATE: August 17, 2000
     ---------------                                   ----------------




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Appendix A

All Standard Items as Listed in the Latest furnished Price List for ETS-564 and ETS300 Products, not including Calibration, Maintenance, and Training Items.

Appendix B

ETS Shell, Utilities, Statistical, and Graphing Software.